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                                                                     EXHIBIT 4.3



                    STOCK RIGHTS AND RESTRICTIONS AGREEMENT

     STOCK RIGHTS AND RESTRICTIONS AGREEMENT, dated as of December 31, 1996, between DEVON ENERGY CORPORATION, an Oklahoma corporation ("Devon"), and KERR-McGEE CORPORATION, a Delaware corporation ("Kerr-McGee").

                                   RECITALS:

     A. As of the Effective Date (as defined below) and after giving effect to the Closing (as defined below), Kerr-McGee will be the record and Beneficial Owner (as defined below) of 9,954,000 Voting Shares (as defined below) (together with any additional Voting Shares which Kerr-McGee may from time to time own of record or Beneficially Own, the "Shares"), consisting of common stock, par value $.10 per share, of Devon (the "Common Stock"), representing 30.9695% of the outstanding Voting Shares and 26.1938% of the Fully Diluted Shares (as defined below) as of the Effective Date and after giving effect to the Closing.

     B. As of the Effective Date and after giving effect to the Closing, the number of directors constituting the whole Board of Directors of Devon is nine
(9) and the following persons are the Kerr-McGee Designees (as defined below):
Luke R. Corbett, Tom J. McDaniel and Lawrence H. Towell.

     C. The Boards of Directors of Devon and Kerr-McGee deem it advisable to establish certain rights and restrictions with respect to the Shares.

     ACCORDINGLY, premises considered, the parties have entered into this Agreement.

     1. DEFINITIONS. For purposes of this Agreement, the following terms have the meanings indicated:

          (a) "Acquiring Person" shall have the meaning assigned to such term in the Rights Plan, as in effect on the date hereof.

          (b) "Affiliate" shall have the meaning assigned to such term in Rule 12b-2 under the Exchange Act, as in effect on the date hereof; provided that, for purposes of this Agreement, neither Kerr-McGee nor any Affiliate of Kerr-McGee shall be deemed to be an Affiliate of Devon.

          (c) "Applicable Percentage" shall mean, for the period from the date hereof until the second anniversary of the date hereof, 26.1938% and, thereafter, 31.1938%, subject, in each case, to adjustment in accordance with Section 2.4(d)(i)(A).

          (d) "Beneficially Own" shall have the meaning assigned to such term in Rule 13d-3 under the Exchange Act, as in effect on the date hereof. "Beneficial Owner" and "Beneficial Ownership" shall have correlative meanings.

          (e) "Business Combination Transaction" shall mean a merger, consolidation, Share Acquisition (as defined below), recapitalization or other transaction in which Devon is a constituent corporation or to which Devon is a party, and pursuant to which the Voting Shares are exchanged for cash, securities or other property, or a sale of all or substantially all of the assets of Devon and its Subsidiaries taken as a whole; provided that none of the following shall be deemed a Business Combination Transaction for purposes of this Agreement: (i) a merger, consolidation, Share Acquisition, recapitalization or other transaction in which the Beneficial Ownership of the capital stock of Devon or the surviving corporation


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     of the transaction (or of the ultimate parent of Devon or of such surviving corporation) immediately after the consummation of such transaction is substantially the same as the Beneficial Ownership of the capital stock of Devon immediately prior to the consummation of the transaction or (ii) a merger (A) in which Devon is the surviving corporation, (B) in which all Voting Shares immediately prior to the consummation of such merger remain outstanding immediately after the consummation thereof, (C) as a result of the consummation of which no Person will Beneficially Own a majority of the Fully Diluted Shares and (D) following the consummation of which the Continuing Directors will represent a majority of the Board of Directors of Devon.

          (f) "Closing" shall have the meaning assigned to such term in the Merger Agreement.

          (g) "Common Stock" shall have the meaning set forth in paragraph A of this Agreement.

          (h) "Continuing Director" shall mean (i) any member of the Board of Directors of Devon, while such person is a member of such Board of Directors, (A) who is not an Acquiring Person, or an Affiliate or Associate (each as defined in the Rights Plan as in effect on the date hereof) of an Acquiring Person or a representative or nominee of an Acquiring Person or of any such Affiliate or Associate, and (B) who (1) was a member of the Board of Directors of Devon prior to the Effective Time or (2) is recommended or elected to the Board of Directors by a majority of the Continuing Directors to fill a vacancy arising as a result of an increase in the number of directors of Devon occurring after the date hereof, and
     (ii) any successor of a Continuing Director, while such successor is a member of the Board of Directors of Devon, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person or a representative or nominee of an Acquiring Person or of any such Affiliate or Associate and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors. Notwithstanding anything to the contrary in this definition, for purposes of this Agreement, the Kerr-McGee Designees shall not be considered Continuing Directors.

          (i) "Current Market Price" shall mean, as of any date of determination, with respect to Voting Shares or any other security to be valued hereunder (the Voting Shares and/or such other security, the "Valuation Securities"):

             (i) if the Valuation Securities are listed or admitted to trading on a national securities exchange, the closing price on such exchange's consolidated or composite tape reporting transactions thereon (or any successor composite tape reporting transactions on national securities exchanges) or, if such a composite tape shall not be in use or shall not report transactions in the Valuation Securities, the last reported sales price regular way on the principal national securities exchange on which the Valuation Securities are listed or admitted to trading (which shall be the national securities exchange on which the greatest number of Valuation Securities has been traded during the 20 consecutive trading days preceding the date of determination), or, if there is no transaction on any such day in any such situation, the mean of the bid and asked prices on such day; or

             (ii) if the Valuation Securities are not listed or admitted to trading on any such exchange, the closing price, if reported, or, if the closing price is not reported, the average of the closing bid and asked prices, as reported by the automated quotation system of the National Association of Securities Dealers, Inc. or a similar source selected from time to time by Devon for this purpose; or

             (iii) if all of the prices referred to in clauses (i) and (ii) are unavailable, including because the Valuation Securities are not traded on a national securities exchange, an automated quotation system of the National Association of Securities Dealers, Inc. or a similar source, the Current Market Price shall be deemed to be the value of the Valuation Securities as determined by agreement between Devon and Kerr-McGee or, if Devon and Kerr-McGee are unable to agree, by an investment banking firm of national reputation selected by Kerr-McGee with the consent of a majority of the Continuing Directors, which consent shall not be unreasonably withheld. Any determination of the value of the Valuation Securities shall be made within three business days of the date of selection of the investment banking firm. The costs and expenses of any such investment banking firm shall be borne by Devon.

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

          (j) "Devon" shall have the meaning set forth in the first paragraph of this Agreement.

          (k) "Distribution Date" shall have the meaning assigned to such term in the Rights Plan, as in effect on the date hereof.

          (l) "Effective Date" shall have the meaning assigned to such term in the Merger Agreement.

          (m) "Equity Market Capitalization" shall mean, with respect to any Person in connection with the commencement of an exchange offer, the amount determined by multiplying (i) the number of outstanding "equity securities" (as defined in Section 3 of the Exchange Act) of such Person required to be registered pursuant to Section 12 of the Exchange Act at the time of the determination by (ii) the Current Market Price of such equity securities at such time of determination.

          (n) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, as in effect from time to time.

          (o) "Exchangeable Security" shall mean a security of any type, including but not limited to debt, equity, warrants or other rights, issued by Kerr-McGee at any time after the second anniversary of this Agreement and which includes or represents the right to acquire Voting Shares from Kerr-McGee upon exchange, conversion or exercise thereof.

          (p) "Fully Diluted Shares" shall mean, at any time, the sum of (i) the Voting Shares then outstanding plus (ii) the number of Voting Shares reserved for issuance or issuable in connection with the exercise, exchange or conversion of employee stock options or securities of Devon then outstanding which are exercisable or exchangeable for Voting Shares or are convertible into Voting Shares.

          (q) "Merger Agreement" shall mean the Agreement and Plan of Merger
     dated October   , 1996 among Devon, Devon Energy Corporation (Nevada),
     Kerr-McGee, Kerr-McGee Oklahoma Corporation and Kerr-McGee Sub, Inc.

          (r) "Person" shall mean any individual, firm, partnership, association, group (as such term is defined in Section 13(d)(3) of the Exchange Act, as in effect on the date hereof), corporation, trust, business trust or other entity and includes any successor (by merger or otherwise) of any such entity.

          (s) "Public Offering" shall mean a firm commitment underwritten public offering pursuant to a registration statement which has been declared effective by the SEC under the Securities Act.

          (t) "Qualified Tender Offer" shall mean a tender or exchange offer for Voting Shares (i) that is for more than 50% of the then outstanding Voting Shares, (ii) that is for a price per Voting Share at least 10% greater than the average of the Current Market Prices of the Voting Shares determined for each of the 10 consecutive trading days ending on the last full trading day prior to the date of the public announcement of such tender or exchange offer, (iii) the Tender Offer Statement on Schedule 14D-1 filed by the Person making such tender or exchange offer for which discloses that such Person has available to it, or will have available to it upon consummation of such tender or exchange offer, the consideration to be paid or exchanged in such tender or exchange offer for the Voting Shares tendered therein, and (iv) in the case of an exchange offer, (A) in which the Person making such exchange offer has, as of the date of commencement of such exchange offer, an Equity Market Capitalization equal to or greater than the Equity Market Capitalization of Devon, or (B) if the Equity Market Capitalization of such Person is less than the Equity Market Capitalization of Devon, which otherwise is a credible exchange offer.

          (u) "Rights" shall mean, at any time, the rights to purchase capital stock of Devon issued under the Rights Plan.

          (v) "Rights Plan" shall mean the Rights Agreement dated as of April 17, 1995 between Devon and The First National Bank of Boston, as rights agent, as amended, supplemented or otherwise modified from time to time, and any successor agreement or plan to which Devon shall be a party.


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          (w) "Rule 144" shall mean Rule 144 adopted by the SEC under the
     Securities Act, or any successor rule.

          (x) "SEC" shall mean the Securities and Exchange Commission.

          (y) "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, as in effect from time to time.

          (z) "Share Acquisition" shall mean a share acquisition under Section 1090.1 of the Oklahoma General Corporation Act (or any successor provision of the Oklahoma General Corporation Act).

          (aa) "Subsidiary" shall mean, with respect to any Person, any other Person of which at least a majority of the voting power of the voting equity securities or voting equity interest is owned, directly or indirectly, by such Person.

          (ab) "Kerr-McGee" shall have the meaning set forth in the first paragraph hereof; provided, however, that the term "Kerr-McGee" shall include Kerr-McGee and its Affiliates unless the context otherwise requires.

          (ac) "Kerr-McGee Designees" shall have the meaning set forth in
     Section 2.3(b) hereof.

          (ad) "Transfer" shall have the respective meanings set forth in
     Section 2.5 hereof.

          (ae) "Voting Shares" shall mean the Common Stock and any other securities of Devon having voting power under ordinary circumstances with respect to the election of directors of Devon.

     2. SHARE RIGHTS AND RESTRICTIONS.

     2.1 Limitation on Certain Business Combination Transactions. (a) Except as otherwise permitted by this Agreement, Kerr-McGee agrees that Kerr-McGee shall not, during the period from the date of this Agreement until its termination, engage in any Business Combination Transaction with Devon, unless such Business Combination Transaction shall have been approved by a majority of the Continuing Directors.

     (b) Except as otherwise permitted by this Agreement, Kerr-McGee agrees that Kerr-McGee shall not, during the period from the date of this Agreement until its termination, (i) request or solicit any Person (A) to make a tender or exchange offer for Voting Shares or (B) to make a proposal for a Business Combination Transaction, or (ii) make any proposal, written or oral, to Devon, the Board of Directors of Devon or the shareholders of Devon with respect to a Business Combination Transaction, a tender offer or exchange offer for Voting Shares, or a liquidation of Devon, which proposal would be required by applicable law to be publicly disclosed, unless, in either case referred to in clause (i) or (ii) above, a majority of the Continuing Directors shall have requested Kerr-McGee to take such action.

     (c) In the event that Kerr-McGee shall receive any proposal from any Person with respect to any matter referred to in Section 2.1(b), either with respect to a proposal to be made by Kerr-McGee or such other Person, Kerr-McGee shall immediately notify Devon thereof.

     (d) In the event that Kerr-McGee shall receive any proposal from any Person to acquire Voting Shares from Kerr-McGee which would exceed 5% of the outstanding Voting Shares, Kerr-McGee shall immediately notify Devon; provided that Kerr-McGee shall not be required to provide such notice if the proposal is in connection with a Transfer permitted under Section 2.5 hereof.

     2.2  [Intentionally omitted.]

     2.3 Devon Board of Directors. (a) From and after the date hereof until the termination of this Agreement, the number of directors constituting the Board of Directors of Devon shall not be decreased to a number less than six (6), without the prior written consent of Kerr-McGee.

     (b) From and after the date hereof until the termination of this Agreement, in connection with each election of directors of Devon, whether at an annual or special meeting, Devon will nominate in accordance with its procedures for the nomination of directors as provided in its by-laws and applicable law, a number of persons designated by Kerr-McGee (all such persons who, at any time, are or were designated by Kerr-

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McGee for purposes of this Agreement are referred to herein as the "Kerr-McGee
Designees") such that, after giving effect to the election of such persons to the Board of Directors of Devon, the number of Kerr-McGee Designees then serving on the Board of Directors of Devon shall equal the product (rounded to the nearest whole number, but, in any event, not less than one) of (i) the total number of directors constituting the entire Board of Directors multiplied by
(ii) the lesser of (A) 36% and (B) the percentage that the aggregate number of Voting Shares owned by Kerr-McGee (determined without regard to Shares acquired as permitted by Section 2.4(d)(i)(B) hereof) bears to the total number of Voting Shares then outstanding (such lesser percentage, the "Director Percentage").

     (c) If at any time the Director Percentage shall decrease so that Kerr-McGee would be entitled to designate fewer directors than are currently serving as Kerr-McGee Designees, Kerr-McGee shall cause one or more of the Kerr-McGee Designees serving as Devon directors to resign so that the percentage of the board of directors consisting of Kerr-McGee Designees does not exceed the Director Percentage. Further, upon termination of this Agreement in accordance with its terms, Kerr-McGee shall cause all Kerr-McGee Designees then serving as directors of Devon to resign immediately.

     (d) (i) In the event that any Kerr-McGee Designee shall cease to serve as a director for any reason (other than as set forth in Section 2.3(c)), the vacancy resulting thereby shall be filled by the remaining directors of the Company in accordance with its Certificate of Incorporation, by-laws and applicable law by a new Kerr-McGee Designee and such new Kerr-McGee Designee shall thereafter serve until the expiration of the term of the Kerr-McGee Designee replaced by such new Kerr-McGee Designee.

     (ii) If there shall exist at any time any vacancy or vacancies on the Board of Directors of Devon as a result of any increase in the number of directors that constitutes the entire Board of Directors of Devon, which the directors of Devon then in office intend to fill in accordance with Devon's Certificate of Incorporation, by-laws and applicable law, Kerr-McGee shall be entitled to designate one or more persons as Kerr-McGee Designees to fill such vacancy or vacancies if and to the extent necessary so that, after giving effect to the filling of such vacancy or vacancies, the number of Kerr-McGee Designees then serving on the Board of Directors of Devon shall equal the Director Percentage. Devon agrees to take all actions appropriate or necessary to ensure that any Kerr-McGee Designees designated pursuant to the preceding sentence are appointed to the Board of Directors to fill any such vacancy or vacancies filled by the Board of Directors of Devon as provided in the preceding sentence.

     (e) Notwithstanding anything to the contrary contained herein, no Kerr-McGee Designee may be a person who previously has been a director of Devon and was properly removed for cause from the Board of Directors of Devon or a person who has been convicted of a felony or a crime involving moral turpitude.

     (f) The Kerr-McGee Designees will be furnished with all information that is provided to all other directors of Devon (in their capacities as such) at the same time as such information is furnished to such other directors (in their capacities as such).

     (g) Kerr-McGee shall cause all Kerr-McGee Designees serving as directors of Devon to comply with the retirement policies of Devon as in effect on the date hereof or as hereafter amended or modified from time to time by the Board of Directors of Devon or its shareholders; provided that no such amendment or modification shall be binding upon Kerr-McGee or the Kerr-McGee Designees unless at least one Kerr-McGee Designee shall have voted in favor of such amendment or modification at the meeting, or in the action in lieu of a meeting, of the Board of Directors of Devon at or in which it is considered.

     2.4 Limitation on Acquisition of Additional Shares by Kerr-McGee. (a) Except as permitted by any of Section 2.4(b), (c) or (d), from and after the date hereof until the termination of this Agreement, Kerr-McGee shall not acquire Beneficial Ownership of any Voting Shares, other than the Voting Shares Beneficially Owned by Kerr-McGee as of the Effective Time and after giving effect to the Closing, without the prior written consent of a majority of the Continuing Directors.

     (b) Kerr-McGee may purchase Voting Shares, or securities exercisable or exchangeable for Voting Shares or convertible into Voting Shares, in market, private or other transactions (including without limitation brokerage transactions involving the solicitation of seller's orders and block trades off the American Stock

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Exchange or any other national securities exchange on which the Voting Shares are then listed) or in public offerings of Voting Shares (including Public Offerings of Voting Shares); provided that, after giving effect to any such purchase, Kerr-McGee shall not Beneficially Own more than the Applicable Percentage of the Fully Diluted Shares; provided, further, that in no event shall Kerr-McGee acquire Beneficial Ownership of additional Voting Shares which would, based on the then most recent information contained in documents filed by Devon or Kerr-McGee pursuant to Section 13(a), 13(c), 13(e), 14 or 15(d) of the Exchange Act, reduce the number of shares of Common Stock held by Persons other than Kerr-McGee, Devon or any Affiliate of either Kerr-McGee or Devon to less than 15,000,000, unless such acquisition of Beneficial Ownership by Kerr-McGee is necessary in order that, after giving effect thereto, Kerr-McGee shall Beneficially Own 20% of the Fully Diluted Shares.

     (c) Kerr-McGee may acquire Beneficial Ownership of Voting Shares without regard to the Applicable Percentage of the Fully Diluted Shares if any Person (other than Kerr-McGee, Devon or any Affiliate of Kerr-McGee or Devon) shall have commenced a tender or exchange offer for Voting Shares (i) that is recommended or approved by a majority of the Continuing Directors, (ii) with respect to which a majority of the Continuing Directors has taken a position contemplated by Rule 14e-2(a)(2) under the Exchange Act, (iii) with respect to which a majority of the Continuing Directors has resolved to redeem the Rights or has amended the Rights Plan so that the Person making such tender or exchange offer will not become an Acquiring Person or trigger a Distribution Date, or
(iv) that is a Qualified Tender Offer and in connection with which (A) a final and non-appealable court order has declared the Rights Plan invalid or inapplicable, or required that the Rights issued under the Rights Plan be redeemed, and (B) the Person making such Qualified Tender Offer will be permitted under applicable law to accept for payment or exchange the Voting Shares tendered in such Qualified Tender Offer.

     (d) (i) Notwithstanding anything to the contrary in this Agreement, Kerr-McGee shall not be deemed to be in violation of this Section 2.4 if its Beneficial Ownership of Voting Shares exceeds the Applicable Percentage of the Fully Diluted Shares as a result of (A) an acquisition by Devon or any of its Affiliates of Voting Shares then outstanding, or securities then outstanding exercisable or exchangeable for Voting Shares or convertible into Voting Shares, or a recapitalization by Devon, or any other transaction or action by Devon, or any expiration or termination of the right to exercise, exchange or convert securities exercisable or exchangeable for Voting Shares or convertible into Voting Shares, which, in any such case, by reducing the number of Fully Diluted Shares, increases Kerr-McGee's Beneficial Ownership of the Fully Diluted Shares to more than the Applicable Percentage, and, in the event of any such reduction in the number of Fully Diluted Shares as provided in this Section 2.4(d)(i)(A), the Applicable Percentage shall thereafter be deemed to have been increased to the percentage of the Fully Diluted Shares Beneficially Owned by Kerr-McGee after giving effect to such reduction, provided that, in the case of any such increase in Kerr-McGee's Beneficial Ownership of the Fully Diluted Shares due to an expiration or termination of the right to exercise, exchange or convert securities exercisable or exchangeable for Voting Shares or convertible into Voting Shares pursuant to this clause (A), Kerr-McGee shall, to the extent permitted by Rule 144, Transfer a number of Shares (or securities of Devon exercisable or exchangeable for or convertible into a number of Voting Shares) as promptly as is commercially reasonable so that, following such Transfer, Kerr-McGee shall Beneficially Own a number of Voting Shares not in excess of the Applicable Percentage immediately prior to such reduction in the number of Fully Diluted Shares and, following each such Transfer, the Applicable Percentage shall be reduced to the percentage of the Fully Diluted Shares then Beneficially Owned by Kerr-McGee, and, provided, further, that Kerr-McGee shall not be required to Transfer Shares (or such securities) pursuant to the immediately preceding proviso at any time when it would be required to pay any profit realized upon such Transfer to Devon pursuant to Section 16(b) under the Exchange Act, or (B) a transaction whereby, directly or indirectly, control of (by merger, tender offer or otherwise), or all or substantially all of the assets of, any Person is transferred to Kerr-McGee or any of its Subsidiaries (an "Acquisition Transaction"), provided that, in the case of clause (B) above, Kerr-McGee shall comply with the provisions of Section 2.4(d)(ii), except that Kerr-McGee shall not be obligated to comply with Section 2.4(d)(ii), and any Voting Shares the Beneficial Ownership of which is acquired by Kerr-McGee in an Acquisition Transaction shall not be deemed to violate this Agreement, solely to the extent that such Voting Shares were held by the other Person that is a party to such Acquisition Transaction as part of the assets of a pension plan maintained by such other Person

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

for the benefit of its employees and retirees, and, provided, further, that, in the case of clause (B) above, the ownership of Voting Shares by the Person in the Acquisition Transaction is incidental to the conduct of an active trade or business other than investing in securities and in no event shall such Person own more than 1,000,000 Voting Shares. For purposes hereof, "control" means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, including the power to direct or cause the direction of the disposition of the assets of such Person.

     (ii) (A) No later than five business days following the consummation of an Acquisition Transaction which results in Kerr-McGee Beneficially Owning more than the Applicable Percentage of the Fully Diluted Shares, Kerr-McGee shall provide written notice (the "Offer Notice") to Devon offering Devon the right (the "Purchase Right"), exercisable in whole or in part, to purchase a number of Shares (such Shares, the "Purchase Right Shares") equal to the difference between (1) the number of Shares minus (2) the product, rounded to the nearest whole Voting Share, of the Applicable Percentage multiplied by the Fully Diluted Shares, at a price per Purchase Right Share equal to the average of the Current Market Prices of the Voting Shares determined for each of the 10 consecutive trading days ending on the last full trading day prior to the date of the Offer Notice (the "Purchase Price"). Devon shall have five business days from the date of its receipt of the Offer Notice to provide written notice to Kerr-McGee of its exercise of the Purchase Right (the "Exercise Notice"). The Exercise Notice shall indicate the number of Purchase Right Shares with respect to which Devon exercises the Purchase Right (such number of Purchase Right Shares, the "Sale Shares"). If the Exercise Notice shall not have been delivered to Kerr-McGee within five business days from the date of Devon's receipt of the Offer Notice or if Devon shall have delivered to Kerr-McGee written notice that it is not exercising the Purchase Right, then Devon will be deemed not to have exercised the Purchase Right. If Devon exercises the Purchase Right by delivery to Kerr-McGee of an Exercise Notice as provided above, then, on the fifth business day after the receipt by Kerr-McGee of such Exercise Notice, Devon shall purchase from Kerr-McGee, and Kerr-McGee shall sell to Devon, the Sale Shares. At the closing of any such purchase and sale, Kerr-McGee shall deliver to Devon a certificate or certificates representing the Sale Shares, duly endorsed for transfer or accompanied by a stock power or powers duly executed in blank, against delivery by Devon to Kerr-McGee of the aggregate Purchase Price for the Sale Shares, by wire transfer in immediately available funds. Any exercise of the Purchase Right as provided in this Section 2.4(d)(ii)(A) shall be irrevocable and shall constitute a commitment by Devon to purchase from Kerr-McGee, and by Kerr-McGee to sell to Devon, the Sale Shares at the Purchase Price per Sale Share. Notwithstanding anything to the contrary contained in this
Section 2.4(d)(ii)(A), if the Current Market Price is required to be determined pursuant to clause (iii) of the definition thereof and, on or prior to the fifth business day after Devon's receipt of the Offer Notice, the Current Market Price shall not have been so determined, then the time period for the delivery of the Exercise Notice shall be extended until such time as the Current Market Price shall have been so determined.

     (B) If Devon shall not have exercised the Purchase Right in accordance with
Section 2.4(d)(ii)(A) or shall have exercised the Purchase Right in part, then, to the extent permitted by Rule 144, Kerr-McGee shall Transfer the Purchase Right Shares then held by it as promptly as is commercially reasonable; provided that Kerr-McGee shall not be required to Transfer Purchase Right Shares under this Section 2.4(d)(ii)(B) at any time when it would be required to pay any profit realized upon such Transfer to Devon pursuant to Section 16(b) under the Exchange Act.

     2.5 Restrictions on Transfer. From and after the date hereof until the termination of this Agreement, Kerr-McGee shall not sell, transfer or otherwise convey (when used as a verb, "Transfer" and, any sale, transfer or other conveyance, a "Transfer") Beneficial Ownership of any Shares (including Shares subject to Exchangeable Securities), without the prior written consent of a majority of the Continuing Directors, which consent shall not be unreasonably withheld, except that, in any event, any of the following shall be permitted:

          (a) a Transfer in accordance with Rule 144;

          (b) a Transfer in a Public Offering or in a public offering (other than a Public Offering) made pursuant to a registration statement which has been declared effective by the SEC under the Securities Act (any such Public Offering or public offering, a "Registered Transaction"); provided, however, that, in

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

     connection with any such Registered Transaction, Kerr-McGee shall obtain from the managing underwriter of such Public Offering or from each broker through which such public offering is made, as the case may be, a commitment to use its reasonable best efforts to make a broad public distribution of the Shares (including an indirect distribution of Shares as a result of a distribution of Exchangeable Securities) to be Transferred in such Registered Transaction. The managing underwriter or broker, as the case may be, will be advised that, for purposes of this Agreement, a "broad public distribution" means a distribution such that no Person is allocated for purchase in such Registered Transaction:

             (i) a number of Shares in excess of (A) 14.9% of the Voting Shares (after giving effect to the offering of the Shares and any other securities being offered by Devon concurrently therewith in such Registered Offering) or (B) in the case of a Public Offering, in excess of 20% of the number of Shares being offered in such Public Offering, provided that, in the case of this clause (B), Shares allocated for purchase by a mutual fund, a pension fund or an investment advisers (which investment adviser shall be registered under the Investment Advisers Act of 1940, as amended) for any mutual fund or pension fund shall be disregarded;

             (ii) a number or amount of Exchangeable Securities which would represent the right to acquire in excess of 14.9% of the Voting Shares; or

             (iii) any combination of (i) and (ii) above;

          (c) a Transfer to a direct or indirect Subsidiary of Kerr-McGee;

          (d) a Transfer to Devon or a to a direct or indirect Subsidiary of Devon (pursuant to a tender offer or otherwise);

          (e) a Transfer pursuant to a merger, consolidation or Share Acquisition, in which Devon is a constituent corporation;

          (f) a Transfer made as a pro rata dividend or distribution to the holders of the common stock of Kerr-McGee; or

          (g) a Transfer to any Person (other than Kerr-McGee, Devon or any Affiliate of Kerr-McGee or Devon) who shall have commenced a tender or exchange offer for Voting Shares (i) that is recommended or approved by a majority of the Continuing Directors, (ii) with respect to which a majority of the Continuing Directors has taken a position contemplated by Rule 14e-2(a)(2) under the Exchange Act, (iii) with respect to which a majority of the Continuing Directors has resolved to redeem the Rights or has amended the Rights Plan so that the Person making such tender or exchange offer will not become an Acquiring Person or trigger a Distribution Date, or (iv) that is a Qualified Tender Offer and in connection with which (A) a final and non-appealable court order has declared the Rights Plan invalid or inapplicable, or required that the Rights issued under the Rights Plan be redeemed, and (B) the Person making such Qualified Tender Offer will be permitted under applicable law to accept for payment or exchange the Voting Shares tendered in such Qualified Tender Offer.

     2.6 Voting for Directors. Kerr-McGee agrees to vote all of the Shares in favor of the Devon Board of Director's nominees for election to the Board of Directors; provided that, in connection with any such vote, the provisions of
Section 2.3(b) shall have been complied with.

     2.7 Right to Participate in Certain Issuances by Devon. (a) Devon shall not issue any security exercisable or exchangeable for or convertible into Voting Shares, other than employee stock options ("Devon Convertible Securities"), whether in a public or private offering for cash, unless Devon shall have first complied with, in the case of an issuance other than pursuant to Public Offering, the provisions of Section 2.7(b) or, in the case of a Public Offering, the provisions of Section 2.7(c).

     (b) If Devon determines to issue any Devon Convertible Security in a public offering or otherwise, other than in a Public Offering, then Devon shall provide written notice of such determination to Kerr-McGee, which notice shall include all the terms of such issuance and shall offer to Kerr-McGee the right to purchase, at the same price and on the same terms as Devon proposes to issue such Devon Convertible Security to others

(or, if Devon proposes to issue such Devon Convertible Security other than for cash, at a cash price equal to the value of the consideration for which Devon proposes to issue such Devon Convertible Security, such value to be determined by agreement between Devon or Kerr-McGee, or if the parties are unable to agree, by an investment banking firm or other asset valuation firm of national reputation selected by Kerr-McGee with the consent of a majority of the Continuing Directors, which consent shall not be unreasonably withheld, the cost of which shall be borne by Devon) a number or amount of the Devon Convertible Securities proposed to be issued that represents the right to acquire upon exercise, exchange or conversion of such Devon Convertible Securities a number of Voting Shares equal to the Applicable Percentage (the "Offer Notice"). If Kerr-McGee determines to accept the offer contained in the Offer Notice, Kerr-McGee shall deliver a written notice to Devon indicating its acceptance within 10 days after its receipt of the Offer Notice, which notice shall indicate whether Kerr-McGee has accepted such offer in whole or in part, and, if accepted in part, the number or amount of Devon Convertible Securities as to which such offer has been accepted (an "Acceptance Notice"). Any acceptance of the offer contained in an Offer Notice by delivery of an Acceptance Notice shall be irrevocable and shall constitute a commitment by Kerr-McGee to purchase from Devon, and by Devon to sell to Kerr-McGee, the number or amount of Devon Convertible Securities covered by such Acceptance Notice upon the terms contained in the Offer Notice.

     (c) If Devon determines to issue any Devon Convertible Security in a Public Offering, then Devon shall provide written notice of such determination to Kerr-McGee no later than the time that Devon commences the process to make such Public Offering, which notice shall include the proposed size and other terms of such issuance, to the extent then known, the name or names of the managing underwriter for such Public Offering, if then known and the date when it is proposed that such Public Offering will be made, and shall cause the underwriters of such Public Offering to offer to Kerr-McGee the right to purchase from the underwriters of such Public Offering, at the public offering price set forth on the cover page of the prospectus or prospectus supplement for such Public Offering, a number or amount of the Devon Convertible Securities proposed to be issued that represents the right to acquire upon exercise, exchange or conversion of such Devon Convertible Securities a number of Voting Shares equal to the Applicable Percentage.

     3.  STOCK CERTIFICATES AND OTHER RESTRICTIONS.

     3.1 Endorsement of Certificates. (a) All certificates representing Shares shall, subject to Section 3.1(c), bear the following legend:

     "THIS CERTIFICATE IS SUBJECT TO THE PROVISIONS OF A STOCK RIGHTS AND RESTRICTIONS AGREEMENT BETWEEN DEVON ENERGY CORPORATION AND KERR-McGEE CORPORATION DATED AS OF DECEMBER 31, 1996. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL BUSINESS OFFICE OF DEVON ENERGY CORPORATION."

     (b) All certificates representing Shares shall, subject to Section 3.1(c), bear the following legend:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE CONVEYED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO RULE 144 UNDER THE ACT, UNLESS THE COMPANY SHALL HAVE BEEN FURNISHED WITH AN OPINION OF COUNSEL, WHICH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL FOR DEVON ENERGY CORPORATION, THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED."

     (c) After such time as either of the legends set forth in Sections 3.1(a) and (b) is no longer required hereunder (including without limitation as a result of the termination of this Agreement in accordance with its terms) or if the securities represented by a certificate have been registered under the Securities Act pursuant to an effective registration statement or are to be sold pursuant to Rule 144, or if the Company shall have been furnished with an opinion of counsel, which opinion shall be reasonably satisfactory to counsel for Devon, that registration under the Securities Act is not required, as the case may be, then, in any such event, upon the request of Kerr-McGee, Devon shall cause such certificate or certificates to be exchanged for a certificate or certificates that do not bear any legend.

     3.2 Improper Transfer. Any attempt by Kerr-McGee or its Affiliates to Transfer any Shares other than in accordance with this Agreement shall be null and void and neither Devon nor any transfer agent for such securities shall be required to give any effect to such attempted Transfer in its stock records.

     4.  GENERAL PROVISIONS.

     4.1 Representations and Warranties. (a) Devon represents and warrants to Kerr-McGee that (i) Devon is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (ii) the execution and delivery of this Agreement by Devon and the consummation by Devon of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Devon and no other corporate proceedings on the part of Devon are necessary to authorize this Agreement or any of the transactions contemplated hereby, and (iii) this Agreement has been duly executed and delivered by Devon and constitutes a valid and binding obligation of Devon, and, assuming this Agreement constitutes a valid and binding obligation of Kerr-McGee, is enforceable against Devon in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally from time to time and to general principles of equity.

     (b) Kerr-McGee represents and warrants to Devon that (i) Kerr-McGee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (ii) the execution and delivery of this Agreement by Kerr-McGee and the consummation by Kerr-McGee of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Kerr-McGee and no other corporate proceedings on the part of Kerr-McGee are necessary to authorize this Agreement or any of the transactions contemplated hereby, and (iii) this Agreement has been duly executed and delivered by Kerr-McGee and constitutes a valid and binding obligation of Kerr-McGee, and, assuming this Agreement constitutes a valid and binding obligation of Devon, is enforceable against Kerr-McGee in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally from time to time and to general principles of equity.

     4.2 Amendment and Modification; Waiver of Compliance. This Agreement may be amended or waived only by written instrument duly executed by the parties. In the event of the amendment or modification of this Agreement in accordance with its terms, the Board of Directors of Devon shall adopt any amendment to the by-laws of Devon that may be required as a result of such amendment or modification to this Agreement, and, if required, shall propose any amendment to the Certificate of Incorporation that may be required as a result of such amendment or modification to this Agreement to the Devon shareholders entitled to vote thereon at a meeting duly called and held for such purpose, and shall recommend that the Devon shareholders vote in favor of such amendment to the Certificate of Incorporation.

     4.3 Injunctive Relief. Each of the parties hereto hereby acknowledges that in the event of a breach by any of them of any material provision of this Agreement, the aggrieved party may be without an adequate remedy of law. Each of the parties therefore agrees that in the event of a breach of any material provision of this Agreement the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled in equity or at law.

     4.4 Bylaws. At all times while this Agreement shall be in effect, Devon shall cause its Bylaws to conform to the provisions of this Agreement, including by causing its Bylaws to be amended.

     4.5 No Amendment of Rights Plan. Devon's Board of Directors shall not adopt any Rights Plan or amend the Rights Plan as in effect on the date hereof without the approval of a majority of the Kerr-McGee

Designees then on the Board of Directors of Devon, unless such Rights Plan or amendment would not adversely affect the rights or interests of Kerr-McGee or its Affiliates.

     4.6 Limitation on Reductions of Public Float by Devon. Devon shall not take any action, including without limitation an acquisition by Devon or any of its Affiliates of Voting Shares then outstanding, or a recapitalization by Devon, which would reduce the number of shares of Common Stock held by Persons other than Kerr-McGee, Devon or any Affiliate of either Kerr-McGee or Devon to less than 15,000,000, without the prior written consent of Kerr-McGee.

     4.7 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Oklahoma, without regard to the principles of conflicts of law thereof.

     4.8  Termination. (a) This Agreement may be terminated:

          (i) by the mutual written consent of the parties hereto;

          (ii) by Kerr-McGee or Devon if Kerr-McGee shall have become the Beneficial Owner of less than 5% of the Voting Shares;

          (iii) by Kerr-McGee if any Person (other than Kerr-McGee or any Affiliate) shall have proposed to Devon a Business Combination Transaction and a majority of the Continuing Directors shall have approved such proposal or shall have retained (or authorized Devon to retain) the services of an investment banking firm and shall have instructed such investment banking firm to solicit indications of interest with respect to a Business Combination Transaction; provided that, if a proposal with respect to a Business Combination Transaction referred to in this clause
     (iii) shall have been terminated or withdrawn by the Person who made such proposal and Kerr-McGee shall have withdrawn, terminated or permitted to expire any tender or exchange offer or proposal with respect to a Business Combination Transaction made by Kerr-McGee, then the provisions of this Agreement shall thereafter be reinstated (without liability to any party for any failure to have complied with the terms and provisions of this Agreement during the period when it shall have been terminated in accordance with this Section 4.8(a)(iii)) and this Agreement shall thereafter continue in full force and effect in accordance with its terms.

          (iv) by Kerr-McGee if (A) any Person other than Kerr-McGee or its Affiliates shall have acquired Beneficial Ownership of 15% or more of the Voting Shares at a time when the Rights Plan is in effect and a majority of the Continuing Directors shall have approved such acquisition or otherwise taken action so that such acquisition would not result in such Person becoming an Acquiring Person, or triggering a Distribution Date, under the Rights Plan or (B) any Person other than Kerr-McGee or its Affiliates shall have acquired Beneficial Ownership of 20% or more of the Voting Shares at a time when the Rights Plan is not in effect, and, in any event referred to in clause (A) or (B) above, such Person shall not have entered into an agreement with Devon containing restrictions and other provisions at least as favorable to Devon as those contained in this Agreement;

          (v) by Kerr-McGee if the Continuing Directors shall not constitute a majority of the Board of Directors of Devon; or

          (vi) by Kerr-McGee if Devon shall have materially breached any provision of this Agreement and Kerr-McGee shall have delivered a written notice of such breach to Devon; provided that, if such material breach is reasonably susceptible of cure and Devon shall proceed diligently to cure such material breach, then this Agreement shall not be terminated unless such material breach shall not have been cured on or prior to the fifth day after the delivery of written notice by Kerr-McGee to Devon that Devon has materially breached this Agreement.

     (b) Unless this Agreement shall have been earlier terminated as provided in
Section 4.8(a), this Agreement shall terminate twenty-one years from and after the death of the last survivor of J. Larry Nichols and Luke R. Corbett.

     4.9 Notices. All notices, requests, demands or other communications required or permitted by this Agreement shall be in writing and effective when received, and delivery shall be made personally or by registered or certified mail, return receipt requested, postage prepaid, or overnight courier or confirmed facsimile transmission, addressed as follows:

     (a) If to Devon:

         Devon Energy Corporation
         20 North Broadway, Suite 1500
         Oklahoma City, Oklahoma 73102-8260
         Attention: J. Larry Nichols, President
                    and Chief Executive Officer
         Facsimile No.: (405) 236-4258

         with a copy to:

         McAfee & Taft
         A Professional Corporation
         10th Floor, Two Leadership Square
         Oklahoma City, Oklahoma 73102
         Attention: Jerry A. Warren, Esq.
         Facsimile No.: (405) 235-0439

     (b) If to Kerr-McGee:

         Kerr-McGee Corporation
         Kerr-McGee Center
         P.O. Box 25861
         Oklahoma City, Oklahoma 73125
         Attention: Russel G. Horner, Jr.
                    Vice President and General Counsel
         Facsimile No.: (405) 270-4211

         with a copy to:

         Simpson Thacher & Bartlett
         425 Lexington Avenue
         New York, New York 10017
         Attention: David B. Chapnick, Esq.
         Facsimile No.: (212) 455-2502

     4.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     4.11 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise.

     4.12 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     4.13 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     4.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                DEVON ENERGY CORPORATION

                                By: /s/ J. LARRY NICHOLS
                                   --------------------------------
                                   Name:  J. Larry Nichols
                                   Title: President and Chief Executive Officer

                                KERR-McGEE CORPORATION

                                By: /s/ LUKE R. CORBETT
                                   --------------------------------
                                   Name:  Luke R. Corbett
                                   Title: President and Chief Operating Officer